UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    November 30, 2004

DOR BioPharma, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14778	41-1505029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 Lincoln Building, 1691 Michigan Avenue Miami, FL 33139
                                  (Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code (305) 534-3383

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2004, DOR BioPharma, Inc. (the “Company”) received notice from the American Stock Exchange (“AMEX”) that after review of the Company’s Form 10-Q for the quarterly period ended September 30, 2004; the Company does not currently meet an AMEX continued listing standard. Specifically, the notice provides that the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide with shareholder’s equity of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

The notice requires the Company to submit a plan by December 30, 2004 advising AMEX of the action it has taken, or will take, to bring the Company into compliance with the continued listing standards by May 30, 2005. If the plan is accepted, the Company will remain listed during the plan period of up to six months, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The notice indicates that if the Company is not in compliance with the continued listing standards at the conclusion of the six month plan period, or does not make sufficient progress consistent with the plan during such plan period, the Company may be subject to delisting proceedings. The Company may also be subject to delisting proceedings if the Company does not submit a plan or if AMEX does not accept the Company’s plan.

The Company intends to submit a plan by no later than December 30, 2004 advising AMEX of the actions it has taken or will take to bring the Company into compliance with AMEX continued listing standards.

A copy of the press release announcing the notice is attached as Exhibit 99 to this report.

Item 9.01.  Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit No.    Title

99       Press release issued by DOR BioPharma, Inc. on December 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  DOR BIOPHARMA, INC.
                               By: /s/ Evan Myrianthopoulos
                          Name: Evan Myrianthopoulos
                                      Title: President and Acting Chief Executive Officer

Dated:    December 6, 2004

Exhibit Index

Exhibit
Number       Description of Exhibits

99.1          Press Release of Registrant dated December 6, 2004